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                                                                   Exhibit n.1.

           Consent of Independent Registered Public Accounting Firm
           _________________________________________________________

The Board of Directors
MetLife Life and Annuity Company of Connecticut:

We consent to the use of our reports incorporated herein by reference and to the reference to our firm under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information. Our reports on MetLife Life and Annuity Company of Connecticut (formerly The Travelers Life and Annuity Company) refer to changes in the Company's methods of accounting and reporting for certain nontraditional long-duration contracts and for separate accounts in 2004.

/s/ KPMG LLP

Hartford, Connecticut
October 23, 2006